EXHIBIT 99.1

LWAY:US Lifeway Foods Inc.
Lifeway Foods Acquires Philadelphia Based Fresh Made Dairy, the Lifeway Foods Acquires Philadelphia Based Fresh Made Dairy, the Nation’s Second Largest Kefir Manufacturer

PR Newswire

MORTON GROVE, Ill., Feb. 9

MORTON GROVE, Ill., Feb. 9 /PRNewswire-FirstCall/ -- Lifeway Foods, Inc., Nasdaq: LWAY), makers of a nutritious, probiotic dairy beverage called Kefir, today announced the acquisition of Fresh Made Dairy, its top competitor in the Kefir market with a #2 overall market share. The acquisition strengthens Lifeway’s presence in the rapidly growing market for probiotic dairy products. Fresh Made had 2008 total sales of approximately $10 million and 2007 total sales of approximately $8,500,000.

“The major catalyst behind this acquisition is the growing demand for probiotic and functional dairy products,” said Lifeway Foods’ CEO Julie Smolyansky. “For over 20 years, both companies have spent a large amount of time, energy, and money fiercely competing against one another in the same market space. Today, with the completion of the acquisition, we couldn’t be more excited about being able to shift our focus, and combine our resources to growing and expanding the whole probiotic category,” Smolyansky added.

Edward Smolyansky, Lifeway Foods’ CFO said, “This acquisition couldn’t have come at a better time for Lifeway. Most of our input costs are at multi-year lows, including many of our production supply costs,  transportation costs, and most of our raw materials including milk. Milk prices are at multi year lows, with February, 2009 prices coming in at their lowest levels in 6 years. Additionally, with interest rates where they currently sit, the costs to finance a portion of the acquisition purchase price are also at all time lows. These factors should bolster Lifeway’s already strong cash flows going forward, and at a time when so few companies are growing and expanding.  Moreover, the last two weeks of January 2009 were back to back record weeks for shipments and sales, so we are extremely optimistic about our company’s future at this time.”

The synergies between the Lifeway and Fresh Made provide natural benefit to Lifeway’s shareholders,” Mr. Smolyansky added. “We serve the same customers, we share the same shelf space, we purchase the same raw materials, and we exhibit at the same trade shows. This transaction will enhance Lifeway’s purchasing power, increase our ability to target our market category, and alleviate some of the competitive pressures in our business” said Mr. Smolyansky.

“This acquisition also provides Lifeway with enhanced distribution access to the northeast USA, an important geographic market that was previously very difficult for Lifeway to target because local retailers were fiercely loyal to the Fresh Made brand, just as we have always had a very strong advantage in our hometown of Chicago,” added Ms. Smolyansky. “This transaction is a major step and another milestone for Lifeway, as we continue to expand the Kefir phenomenon with our line of great-tasting, healthy products. This elevates our competitive positioning in the marketplace and creates a tremendous footprint in the growing probiotic and functional dairy market,” she added.

Lifeway Foods had 2008 total sales of approximately $44,500,000, a 15% increase over 2007.

Fresh Made brand Kefir and other products will continue to be manufactured by Fresh Made, Inc. as a wholly-owned subsidiary of Lifeway, from Fresh Made’s existing 25,000-square-foot facility in Philadelphia, Pennsylvania, bringing the top two kefir brands under Lifeway’s control. Excluding several top executives, all Fresh Made employees will continue to be retained. Edward Smolyansky will assume the role of President and CEO of Fresh Made.

The total purchase price of this transaction is $14,050,000 million for all of the stock of Fresh Made. Specifically, the terms include $10,050,000 in cash to be paid at the closing, $2,735,000 in a note, with quarterly installment payments over two years, and $1 million of Lifeway’s treasury shares, (i.e. approximately 131,500 shares). Included in the total purchase price is approximately $2,000,000 in real estate.

The agreement was signed February 6, 2009.

About Fresh Made Dairy

Fresh Made, Inc. was founded in 1982, and is a leading producer of Kefir, and other specialty dairy products. The company’s products are distributed throughout the United States and are offered for sale in both specialty European, as well as traditional, food markets, such as Whole Foods, Shop Rite, Acme, Safeway and other large supermarkets. Fresh Made’s products are produced from the freshest milk delivered straight to its state-of-the-art production facility in Northeast Philadelphia.

The company’s flagship product is kefir, a yogurt style drink which contains friendly “probiotic” bacteria. Fresh Made Kefir is offered in 15 flavors and comes in reduced fat and non-fat varieties. In recent years, Fresh Made expanded its product line to include a variety of delicious probiotic farmer’s cheeses. The company also produces a USDA certified organic product line, thereby offering old-world flavors in a fresh and health conscious format. Fresh Made’s products have been showcased on nationally syndicated television shows such as Martha Stewart Living and featured in a number of national publications.

Over the course of nearly three decades, Fresh Made has developed a trusted brand and a loyal customer base. What was once a two-person operation is now a thriving member of the Philadelphia business community with 25 employees and 2008 gross sales of approximately $10,000,000.

About Lifeway Foods

Lifeway, recently named Fortune Small Business’ 97th Fastest Growing Small Business, and one of only 4 companies to ever be named to the list four straight years in a row, is America’s leading supplier of the cultured dairy product known as Kefir, and now America’s leading supplier of Organic Kefir. Lifeway Kefir is a dairy beverage that contains Lifeway’s exclusive 10 Live and Active probiotic cultures. While most regular yogurt only contains two or three of these “friendly” cultures, Lifeway Kefir products offer more nutritional benefits. Lifeway offers 12 different flavors of its Kefir beverage, Organic Kefir and Soy Treat (a soy based Kefir). Lifeway recently introduced a series of innovative new products such as pomegranate Kefir, Greek-style Kefir, a children’s line of organic kefir products called ProBugs (TM) in a no-spill pouch in kid-friendly flavors like Orange Creamy Crawler and Sublime Slime Lime, and a line of organic whole milk Kefir. Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta, Drinkable Yogurt(yogurt drinks distinct from Kefir). In addition to its line of Kefir products, the company produces a variety of cheese products and recently introduced a line of organic pudding called It’s Pudding!

For more information, contact Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net.

This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company’s reports filed with the Securities and Exchange Commission.

SOURCE Lifeway Foods, Inc.

Website: http://www.kefir.com
Contact: Lifeway Foods, Inc., +1-847-967-1010, info@lifeway.net